Management Entrustment Agreement

This Agreement is entered into on April 18, 2006 in Xi'an City, China, between the following parties:

PARTY A: Shaanxi Xin Sheng Centennial Agriculture and Technology Joint Stock Co., Ltd. Registered business address: 9/F, Financial Tower, 42 Gao Xin Road, Xi'an City Legal representative: Limin Deng

PARTY B: Mei Xin Agricultural Technology (Shaanxi) Co., Ltd.
Registered business address: 2/F, Suite 207, Sunshine Tower, 15 Gao Xin Yi Road,
                             Gao Xin Qu, Xi'an City
Legal representative: Liping Deng

WHEREAS:
1. Party A is a joint stock limited company registered in Xi'an Shaanxi, and legally existing to date. The number of its business license is 6100001011656.

2. Party B is a foreign investment enterprise incorporated and registered in Xi'an City, Shaanxi Province, People's Republic of China, and legally existing to date. The number of its business license is: Qi Du Shaan Xi'An Zong Zi Di No. 002333

3. In light of Party A's intention to go public at OTCBB in the United States through Party B's parent company, China Agri-business, Inc. ("China Agri" hereinafter, a US company registered in Maryland), in order to let Party B have actual control of Party A and realize the consolidation of financial statements, Party A intends to entrust to Party B for its management the right of operation management of Party A and the responsibilities and authorities of the shareholders' meeting and the board of directors of Party A.

4. Party B agrees to accept the entrustment of Party A, and to exercise the right of operation management of Party A and the responsibilities and authorities of the shareholders' meeting and the board of directors of Party A.

5. Party A has obtained the approval of its shareholders' meeting to enter into this Agreement.

NOW, THEREFORE, through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of the People's Republic of China, the parties agree to enter into this Agreement and to be bound with the terms and conditions as follows:

Article 1.  Entrusted Operation

1.1 Party A agrees to irrevocably entrust the right of operation management of Party A and the responsibilities and authorities of Party A's shareholders' meeting and the board of directors to Party B in accordance with the terms and conditions of this Agreement. Party B agrees to exercise the aforesaid rights and responsibilities in accordance with the terms and conditions of this Agreement.

1.2 The term of the entrusted operation is from the effective date of this Agreement to the earliest date of the following:


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          1)   The termination date of Party A's business; or
          2) The termination date of the entrusted operation as agreed upon by the parties under this Agreement; or
          3) The date on which Party B possesses more than 51% of Party A's shares.

1.3 The purpose of the entrusted operation is: Before Party B possess the controlling stock (more than 51%) of Party A, Party B shall be in charge of the normal business operations of Party A and perform the responsibilities and rights of Party A's shareholders' meeting and the board of directors, and Party A shall pay its profit (if any) to Party B and Party B shall be responsible to Party A's loss (if any). During the term of the entrusted operation, Party B, as the entrusted manager, shall provide full management to Party A's operations.

1.4 The contents of the entrusted operation include but not limited to the following:
          1) Party B shall be in charge of all aspects of Party A's operations; nominate and replace the members of Party A's board of directors, engage Party A's management staff and decide their compensation.
          2) Party B shall manage and control all the funds of Party A. The account of Party A shall be managed and decided solely by Party
               B. The seals and signatures for such account shall be the seals and signatures of the personnel appointed and confirmed by Party
               B. All the cash of Party A shall be kept in this entrusted account shall be handled through this account, including but not limited to receipt of all Party A's business income, current working capital, recovered account receivables, etc., and the payment of all account payables and operation expenses, employee salaries and asset purchases, etc.
          3) All the matters of Party A, including internal financial management, day-to-day operation, external contact execution and performance, tax filing and payment, change of rights and personnel, etc., shall be controlled and managed by Party B in all aspects.
          4) Party B enjoys all the other responsibilities and rights enjoyed by Party A's shareholders' meeting in accordance with the Company Law and the articles of association of Party A, including but not limited to the following:
               a.   Decide Party A's operation principles and investment plan;
               b.   Discuss and approve the report of the board of directors;
               c.   Discuss and approve the report of the supervisor;
               d. Discuss and approve the annual financial budget and settlement plan;
               e. Discuss and approve the profit distribution plan and the loss compensation plan;
               f. Resolve on the increase or decrease of the registered capital;
               g.   Resolve on the issuance of the corporate bond;
               h. Resolve on the matters including merger, division, change of corporate form, dissolution and liquidation of the company;
               i.   Amend of the articles of association;
               j. Other responsibilities and rights provided by Party A's articles of association.
          5) Party B enjoys all the other responsibilities and rights enjoyed by Party A's board of directors in accordance with the Company Law and the articles of association of Party A, including but not limited to the following:


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               a.   Convene the shareholders' meeting and report to the
                    shareholders' meeting;
               b.   Execute the resolution of the shareholders' meeting;
               c.   Decide the company's operation plan and investment scheme;
               d.   Compose the annual financial budget and settlement plan;
               e. Formulate the profit distribution plan and the loss compensation plan;
               f. Formulate the plans regarding to the increase or decrease of the registered capital and the issuance of the corporate bond;
               g. Formulate the plans regarding to the matters including merger, division, change of corporate form and dissolution of the company;
               h. Decide on the establishment of the internal management structure of the company;
               i.   Formulate the basic rules and regulations of the company;
               j. Other responsibilities and rights provided by Party A's articles of association
          6) The entrustment above referenced is irrevocable and cannot be withdrawn, unless the Agreement is terminated.

1.5 The Fee of Entrusted Operation: For the performance of the entrusted matters provided under this Agreement, Party A shall pay an entrustment fee to Party B, which shall be Party A's total profit (if any) after deduction of necessary expenses. If the net amount is zero or negative after the aforesaid calculation, Party A shall not pay any entrustment fee, and the loss of the given month can be deducted in the following months' entrustment fee. Party A and Party B shall calculate and settle each month's entrustment fee payable by Party A within 20 days after the end of that month.

1.6 The Assumption of the Entrustment Risk: Party B shall assume all the operation risks in association with the management of Party A entrusted to it. Party B shall be responsible for any loss incurred to Party A's operation. If Party A's cash is not enough to pay its debt, Party B is liable to pay the debt; if the loss leads to a net asset less than the registered capital, Party B shall be liable to make up for the deficiency.

Article 2.  Rights and Obligations of the Parties

2.1 During the term of the entrusted operation, the rights and obligations of Party A include:
          1) After the execution of this Agreement, the management of Party A shall be handed over to Party B. Party A's board of directors shall, within 5 days after the effective date of this Agreement, deliver Party A's seals and financial materials (including but not limited to balance sheet, profit and loss statement, cash flow statement and any attachments, relevant right certificates and other proprietary and operation documents) to Party B to ensure that Party B could exercise its operation management rights in all aspects after taking over the management of Party A and could set up financial records accordingly;


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          2)   During the term of the entrusted operation, without Party B's consent, Party A and its shareholders' meeting and board of directors shall not make any decision on Party A's operations, and they shall not intervene with Party B's entrusted management activities in any form;
          3) During the term of the entrusted operation, Party A's board of directors has the obligation to cooperate with Party B in accordance with Party B's request to ensure the stability and consistency of the operation;
          4) To entrust the authorities of the shareholders' meeting and the board of directors to Party B;
          5)   To timely pay the entrustment fee to Party B;
          6) To actively assist Party B to obtain the Commitment Confirmation from all shareholders regarding to the transfer of shares to Party B;
          7) Without Party B's consent, Party A shall not entrust any third party other than Party B in any form to manage Party A's businesses;
          8) The board of directors and shareholders meeting of Party A shall issue necessary documents for the purpose of accomplishing the management by Party B;
          9) Party A shall not unilaterally early terminate this Agreement for any reason.
          10) Other rights and obligations of Party A provided under this Agreement.

2.2 During the term of the entrusted operation, the rights and obligations of Party B include:
          1) Party B enjoys independent and comprehensive management right over Party A's operations;
          2) Party B has the right to adjust the organizational structure and the personnel placement of Party A based on the needs of the management;
          3) Party B has the right to dispose of all the assets on the books of Party A on the execution day of this Agreement, and Party can B dispose of any of the aforesaid assets without any prior consent of Party A;
          4) Party B is entitled to all of the Party A's income after deducting necessary expenses.
          5)   Party B shall timely take over of Party A;
          6) Party B shall carry out all the responsibilities and rights entrusted to it under this Agreement in good faith and with honesty and trustworthiness, and shall pay reasonable attention to the entrusted matters and notify Party A timely of relevant matters;
          7) Party B shall act in good faith and consult with Party A in regards to the handling of matters not covered by this Agreement;
          8) Other obligations shall be performed by Party B under this Agreement.

Article 3.  Warranties and Representations

Each party warrants and represents to the other party, on the execution day of this Agreement, that:
          1) Each party has the right to enter into this Agreement, and has the ability to perform this Agreement;
          2) In order to execute and perform this Agreement, each party has gone through the necessary internal decision-making procedures and obtained the approval;
          3) Each party has duly authorized its representative to execute this Agreement;


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          4)   Each party does not have any reason of its own that will encumber the effectiveness of this Agreement from the effective date and become binding on such party;
          5) The execution of this Agreement and the performance of the obligations thereunder will NOT:
               a) violate the business license, articles of association or any other similar documents of that party;
               b) violate the laws and regulations of China or the government authorization or permit;
               c) violate any other contracts or agreements to which that party is a party (or is bound), or lead to that party's breach of contract under such contracts or agreements.

Article 4.  Effect of the Agreement

This Agreement is effective upon the signature of both parties' legal representatives or duly authorized representatives and the affixture of both parties' corporate seals.

Article 5.  Liability of Beach of the Agreement

After the effectiveness of this Agreement, apart from the situation described in
Article 9 of this Agreement, either party's violation of any provisions under this Agreement shall constitute a breach of this Agreement and is thus liable to compensate the non-breaching party for any damages that may arise thereof.

Article 6.  Force Majeure

Either party's failure to perform the obligations or part of the obligations of this Agreement due to a force majeure event shall not be deemed as a breach of the agreement; however, the non-performing party shall timely provide effective evidence of the force majeure event to the other party, and the parties shall discuss a settlement plan through consultation.

Article 7.  The Governing Law

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws and regulations of China.

Article 8.  Dispute Resolution

Any dispute arising under this Agreement shall be first settled by the parties through friendly consultation. If the dispute cannot be settled through consultation, either party is entitled to submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing. The arbitration award shall be final and binding on both parties.

Article 9.  Confidentiality

9.1 The parties agree and shall cause their relevant personnel to keep strict confidence of all the terms and conditions of this Agreement and all the matters of the entrusted operation that have access to. They shall not disclose the aforesaid information to any third party unless it is required by the explicit provision of law, or the instruction of judicial or governmental agencies, or with consent of the other party, otherwise, the disclosing party shall bear the relevant legal consequences.


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9.2       The confidentiality obligation of the parties shall survive the termination of this Agreement.

Article 10. Severability of the Clauses

10.1 If any clause of this Agreement is invalidated or non-enforceable due to the provisions of laws or regulations, this clause is invalid while all other clauses shall remain in full force and effect and binding upon both parties.

10.2 In the event the aforesaid situation occurs, the parties shall, through friendly consultation, agree upon supplemental clause to replace the invalid clause at their earliest possible time.

Article 11. Non-waiver of Rights

11.1 If one party fails or delays to exercise a certain right provided under this Agreement, such failure or delay does not constitute the waiver of such right by that party.

11.2 If one party fails to require the other party to perform a certain obligation provided under this Agreement, such failure does not constitute the waiver by that party of the right to require the other party to perform at a later time.

11.3 If one party violates any clause of this Agreement and obtains a waiver of liability from the non-violating party, such waiver does not constitute the waiver of liability by the non-violation party over the violations by the other party at a later time or of other clauses of this Agreement.

Article 12. No Transfer

Unless otherwise provided in this Agreement, without the prior written consent of the other party, one party shall not transfer or entrust this Agreement or any right or obligation under this Agreement to a third party, nor shall one party provide any guarantee to a third party or do other similar things.

Article 13. Miscellaneous

13.2 Any supplemental agreements entered into by the parties after the effective date of this Agreement shall be an effective part of this Agreement and have the same legal effect as this Agreement. If there is any discrepancy between the supplemental agreement and this Agreement, the supplemental agreement shall prevail.

13.3 This Agreement is written in Chinese This Agreement is executed in six official copies, each party shall have two official copies and the remaining shall be retained for the government procedure purpose.

13.4 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on this date first above written.

(NO CONTEXT BELOW)

(SIGNATURE PAGE)


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PARTY A: Shaanxi Xin Sheng Centennial Agriculture and Technology Joint Stock
         Co., Ltd.



Legal representative:
(or authorized representative)









PARTY B: Mei Xin Agricultural Technology (Shaanxi) Co., Ltd.




Legal representative:
(or authorized representative)